Zones Announces Financial Results for the Third Quarter of 2008

AUBURN, WA -- 10/24/2008 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Total net sales in Q3 2008 increased 21.3% to $197.7 million compared with $163.0 million in Q3 2007
--  Net income per share decreased 55.6% to $0.08 per share in Q3 2008 compared with $0.18 per share in Q3 2007
--  Core small-to-medium-sized business net sales increased 2.3%
--  Customer unassisted sales in Q3 2008 represented 40.8% of total net sales

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its financial results for the quarter ended September 30, 2008. Total net sales increased 21.3% to $197.7 million in the quarter ended September 30, 2008 compared with $163.0 million for the same quarter of 2007. The Company reported net income of $1.2 million, or $0.08 per diluted share, for the quarter ended September 30, 2008 compared with net income of $2.6 million, or $0.18 per diluted share, for the same quarter of 2007.

Net sales for the nine months ended September 30, 2008 increased 3.9% to $522.8 million, compared with $503.4 million for the corresponding period of 2007. Net income for the nine months ended September 30, 2008 decreased 20.4% to $7.4 million, or $0.51 per diluted share, compared with net income of $9.3 million, or $0.63 per diluted share, for the corresponding period of 2007.

Operating Highlights

Consolidated outbound sales to businesses and public sector customers increased to $196.9 million in the quarter ended September 30, 2008 compared with $161.7 million in the corresponding period of 2007. The Company's revenue increase was primarily attributable to two major customers' third quarter projects. Third quarter 2008 sales to these customers increased $39.5 million compared to the same period of the prior year, and represented 24.5% of total company sales in the quarter. Excluding sales to these two major customers, third quarter 2008 non-GAAP sales decreased 3.1% compared to the same period of the prior year. A reconciliation between net sales on a GAAP basis and a non-GAAP basis is provided in a table immediately following the Consolidated Statement of Operations. Customer unassisted sales (primarily Web-based) in the quarter ended September 30, 2008 were $80.6 million, and represented 40.8% of total third quarter 2008 net sales.

Gross profit margin was 10.2% in the third quarter of 2008, compared with 11.2% in the third quarter of 2007. The year over year contraction in gross profit margin percentage was driven by low margin sales to the major customers responsible for the sales growth in the quarter. Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 7.7% in the third quarter of 2008. This represents an increase over 7.4% of net sales in the same quarter in 2007. This percentage increase was primarily due to costs associated with the going-private transaction of $1.0 million and increases in certain expense categories including salaries, wages and benefits.

The Company's effective tax for the third quarter of 2008 increased to 62.9% due to a year-to-date rate adjustment recorded to increase the estimated 2008 annual tax rate to 43.5%. The increase to the estimated 2008 annual tax rate is due to the non-deductibility of the going-private transaction expenses.

Asset Management

The Company's balance sheet remained strong and the quarter ended with a cash balance of $12.3 million. Consolidated working capital was $62.3 million at September 30, 2008, compared with $55.0 million at December 31, 2007.

Inventories were $21.3 million at September 30, 2008, flat compared with inventory levels at December 31, 2007. Inventory turned at a rate of 34 times annually during the quarter. Trade accounts receivable increased to $92.0 million at September 30, 2008, compared with $73.6 million at December 31, 2007. Days sales outstanding were 38 days compared with 41 days at December 31, 2007.

Additional Information

In connection with the proposed acquisition of all of the outstanding shares of common stock of Zones, Inc. (other than shares held by the continuing shareholders) by Zones Acquisition Corp., an entity formed by Firoz H. Lalji, Zones' Chairman and Chief Executive Officer, Zones filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on October 17, 2008. Investors and security holders are urged to read the proxy statement because it contains important information about the proposed acquisition. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC at the SEC's website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by Zones with the SEC by going to the "SEC Filings" section of Zones' Investor Relations website at: http://www.zones.com/IR. In addition, investors and security holders may read and copy any reports, statements and other information filed by Zones at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

Zones and Zones Acquisition Corp. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Zones in connection with the proposed acquisition. Certain officers and directors of Zones have interests in the proposed acquisition, including their ownership of Zones common stock, and their interests are described in the proxy statement of Zones.

Additional information regarding the directors and executive officers of Zones is included in Zones' Annual Report on Form 10-K filed with the SEC on March 3, 2008, as amended on August 12, 2008, and October 15, 2008.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, the effect of fluctuating or unfavorable economic conditions on IT purchasing trends and price competition, and the Company's ability to appropriately react to those changing conditions; future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

                                ZONES, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (Unaudited)

                                                 September 30, December 31,
                                                      2008         2007
                                                  -----------  ------------
ASSETS
Current assets
  Cash and cash equivalents                       $    12,262  $     12,004
  Receivables, net of allowances of $1,436 and
   $1,213                                              91,975        73,581
  Vendor receivables, net of allowances of $742
   and $780                                            14,917        15,139
  Inventories                                          21,253        21,278
  Prepaid expenses                                        909           861
  Deferred income taxes                                 1,377         1,377
                                                  -----------  ------------

       Total current assets                           142,693       124,240

Property and equipment, net                             3,214         3,383
Goodwill                                                5,098         5,098
Deferred income taxes                                     411           411
Other assets                                              203           190
                                                  -----------  ------------

       Total assets                               $   151,619  $    133,322
                                                  ===========  ============

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $    46,124  $     37,040
  Inventory financing                                  17,557        20,252
  Accrued liabilities                                  14,736        11,479
  Income taxes payable                                  1,969           510
                                                  -----------  ------------

       Total current liabilities                       80,386        69,281

Deferred rent obligation                                1,567         1,733
                                                  -----------  ------------

       Total liabilities                               81,953        71,014
                                                  -----------  ------------

Commitments and contingencies

Shareholders' equity:
  Common stock                                         35,672        35,676
  Retained earnings                                    34,001        26,632
  Foreign currency translation                             (7)
                                                  -----------  ------------

       Total shareholders' equity                      69,666        62,308
                                                  -----------  ------------
       Total liabilities & shareholders' equity   $   151,619  $    133,322
                                                  ===========  ============

                                ZONES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)
                                (unaudited)

                                For the three months  For the nine months
                                ended September 30,   ended September 30,
                                   2008       2007       2008       2007
                                ---------  ---------- ---------  ----------

Net sales                       $ 197,720  $  162,970 $ 522,809  $  503,384
Cost of sales                     177,643     144,685   462,366     444,480
                                ---------  ---------- ---------  ----------

  Gross profit                     20,077      18,285    60,443      58,904
Selling, general and
 administrative expenses           15,246      12,104    42,397      37,497
Advertising expense                 1,821       2,108     5,385       6,234
                                ---------  ---------- ---------  ----------

  Income from operations            3,010       4,073    12,661      15,173
                                ---------  ---------- ---------  ----------

Other (income) expense               (127)          5      (370)        221

Income before income taxes          3,137       4,068    13,031      14,952
Provision for income taxes          1,973       1,457     5,662       5,621
                                ---------  ---------- ---------  ----------

  Net income                    $   1,164  $    2,611 $   7,369  $    9,331
                                =========  ========== =========  ==========

  Basic earnings per share      $    0.09  $     0.20 $    0.56  $     0.71
  Shares used in computation of
     basic earnings per share      13,196      13,146    13,179      13,137
                                =========  ========== =========  ==========

  Diluted earnings per share    $    0.08  $     0.18 $    0.51  $     0.63
  Shares used in computation of
     diluted earnings per share    14,550      14,736    14,570      14,725
                                =========  ========== =========  ==========

                              ZONES, INC.
          RECONCILIATION BETWEEN GAAP AND NON-GAAP NET SALES
                            (in thousands)
                             (unaudited)

                                For the three months  For the nine months
                                ended September 30,   ended September 30,
                                   2008       2007       2008       2007
                                ---------  ---------- ---------  ----------

GAAP net sales                  $ 197,720  $  162,970 $ 522,809  $  503,384

  Sales to two major customers     48,447       8,970    89,914      62,510
                                ---------  ---------- ---------  ----------
                                   48,447       8,970    89,914      62,510

                                ---------  ---------- ---------  ----------
Non-GAAP net sales              $ 149,273  $  154,000 $ 432,895  $  440,874
                                =========  ========== =========  ==========

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000